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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
US Gold Corporation:

        We consent to the incorporation by reference in the following registration statements: (No. 333144569) on Form S-8; (No. 333-144563) on Form S-8; (No. 333-144410) on Form S-3; (No. 333-138271) on Form S-4; (No. 333-138272) on Form S-4; (No. 333-138233) on Form S-4; (No. 333-112269) on Form S-8; (No. 333-36600) on Form S-8; and (No.333-136587) on Form S-3 of US Gold Corporation of our report dated March 14, 2007 relating to the consolidated financial statements of US Gold Corporation for the year ended December 31, 2006, which report appears in the annual report on Form 10-K of US Gold Corporation for the fiscal year ended December 31, 2008.

Stark Winter Schenkein & Co., LLP

Denver, Colorado
March 12, 2009

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  Exhibit 23.3